Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2021 FOURTH QUARTER

AND FULL YEAR RESULTS AND 2022 OUTLOOK

•
Fourth quarter 2021 GAAP earnings per share of $0.18 including a one-time $0.09 per share deferred tax provision related to a change in Louisiana tax law
•
Fourth quarter 2021 adjusted earnings per share of $0.27
•
Solid improvement in inland marine with barge market strengthening and operating margins approaching 10%
•
Distribution and services activity sequentially lower due to supply chain delays and seasonality
•
Meaningful improvement expected in 2022 in both inland marine and distribution and services
•
2022 projected cash flow from operations of $400 million to $480 million and capital expenditures of $170 to $190 million

Houston, Texas (January 27, 2022) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2021 of $11.0 million or $0.18 per share, compared with $22.2 million or $0.37 per share for the 2020 fourth quarter. Excluding one-time charges related to a change in Louisiana tax law in the 2021 fourth quarter, net earnings attributable to Kirby were $16.7 million or $0.27 per share. Consolidated revenues for the 2021 fourth quarter were $591.3 million compared with $489.8 million reported for the 2020 fourth quarter.

For the 2021 full year, Kirby reported a net loss attributable to Kirby of ($247.0) million or ($4.11) per share, compared with a net loss attributable to Kirby of ($272.5) million or ($4.55) per share for 2020. Excluding one-time items in both years, 2021 net earnings attributable to Kirby were $33.7 million or $0.56 per share, compared with $110.0 million or $1.84 per share for 2020. Consolidated revenues for 2021 were $2.25 billion compared with $2.17 billion for 2020.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Kirby’s fourth quarter adjusted earnings sequentially increased driven by improved results in the marine transportation businesses. These improvements were partially offset by a reduction in distribution and services earnings as a result of seasonality in the commercial and industrial market and supply chain delays in manufacturing. Looking forward into 2022, the outlook for marine transportation and distribution and services is very favorable, and we expect material growth in earnings during the year.

“In marine transportation, our inland business experienced improved market fundamentals due to strong refinery and petrochemical plant utilization and increased customer volumes. As a result, our barge utilization steadily increased during the quarter with an average in the mid-to high 80% range. Favorable market dynamics also led to increased sequential and year-on-year spot market pricing, as well as higher rates on term contract renewals for the first time since the start of the pandemic. However, the quarter was not without its challenges as poor weather conditions yielded a 55% sequential increase in delay days. In December, escalating cases of the COVID-19 Omicron variant contributed to crewing challenges and had an impact of $0.01 to $0.02 per share for the quarter. Overall, inland revenues significantly increased sequentially and year-on-year and operating margins were approaching 10%.

“In coastal marine, market conditions were stable in the fourth quarter. At the end of the quarter, we completed our exit from the Hawaii market, positioning the coastal business for improved profitability and long-term success.

“In distribution and services, our markets remained strong and continued to build momentum heading into 2022. In oil and gas, we experienced favorable demand for new transmissions and increased orders for new environmentally friendly pressure pumping equipment and frac related power generation equipment. However, significant supply chain issues delayed many deliveries of new manufactured equipment during the quarter. As a result, our oil and gas businesses reported a sequential reduction in revenues and operating income. In commercial and industrial, demand remained strong as the economy continued to recover from the pandemic. This was offset by normal seasonality in Thermo King and the power generation rental fleet, resulting in sequentially lower financial results. Lastly, early in the quarter, we acquired an energy storage systems manufacturer based in Texas. This acquisition is a key step in our ESG journey and the development of Kirby’s energy storage solutions for the oilfield, industrial applications, and marine transportation going forward.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2021 fourth quarter were $350.6 million compared with $299.4 million for the 2020 fourth quarter. Operating income for the 2021 fourth quarter was $25.7 million compared with $29.2 million for the 2020 fourth quarter. Segment operating margin for the 2021 fourth quarter was 7.3% compared with 9.7% for the 2020 fourth quarter.

In the inland market, average 2021 fourth quarter barge utilization was in the mid-to high 80% range compared to the high 60% range in the 2020 fourth quarter and the low 80% range in the 2021 third quarter. The inland market significantly improved during the quarter as the impact of the COVID-19 Delta variant subsided and Southeast Louisiana refineries and chemical plants production levels recovered following Hurricane Ida. As cases of the COVID-19 Omicron variant rose in December, barge volumes were not significantly impacted. However, the Company did experience crewing challenges on its towboats and incurred additional expenses of $0.01 to $0.02 per share to ensure seamless operations. During the quarter, operating conditions on the inland waterways were slowed throughout October by a closure of the Gulf Intracoastal Waterway resulting from Hurricane Ida. Significant wind and fog conditions along the Gulf Coast also impacted operations in December, contributing to a 32% increase in delay days year-on-year. Improving market conditions contributed to average spot market rates increasing in the mid-single digits sequentially and the high single digits compared to the 2020 fourth quarter. Term contracts that renewed in the fourth quarter increased on average approximately 10% compared to a year ago. Revenues in the inland market increased 20% compared to the 2020 fourth quarter primarily due to increased barge utilization, fuel rebills, and spot market pricing, offset by lower pricing on term contracts renewed earlier in the year. The inland market represented 77% of segment revenues in the fourth quarter of 2021. Inland’s operating margin sequentially improved and approached 10% despite the increased costs associated with the COVID-19 Omicron variant.

In coastal, market conditions for refined products and black oil transportation were unchanged during the quarter. Pricing on spot and term contracts was also stable. Average coastal barge utilization improved to the 90% range primarily due to the retirement of underutilized barges in the 2021 third quarter. Revenues in the coastal market increased 7% compared to the 2020 fourth quarter primarily due to higher fuel rebills and modest increases in spot market activity, partially offset by increased shipyard activity on large capacity vessels during the quarter. Coastal represented 23% of marine transportation segment revenues during the fourth quarter and had an operating margin near breakeven.

Segment Results – Distribution and Services

Distribution and services revenues for the 2021 fourth quarter were $240.7 million compared with $190.3 million for the 2020 fourth quarter. Operating income for the 2021 fourth quarter was $7.5 million compared with an operating loss of ($2.9) million for the 2020 fourth quarter. Operating margin was 3.1% for the 2021 fourth quarter compared with (1.5)% for the 2020 fourth quarter.

In the commercial and industrial market, revenues increased compared to the 2020 fourth quarter, primarily due to improved economic activity across the U.S. which resulted in higher business levels in the power generation and on-highway businesses. Increased product sales in Thermo King also contributed favorably to year-on-year growth. The marine repair business was stable year-on-year. Overall, commercial and industrial revenues increased 2% compared to the 2020 fourth quarter and represented approximately 63% of segment revenues. Commercial and industrial operating margins were in the mid-single digits.

In the oil and gas market, revenues and operating income improved compared to the 2020 fourth quarter due to higher oilfield activity which resulted in increased demand for transmissions, engines, parts, and service. The manufacturing business, although heavily impacted by supply chain delays, experienced increased year-on-year demand, orders, and deliveries of new environmentally friendly pressure pumping equipment and frac related power generation equipment. Overall, oil and gas revenues increased 110% compared to the 2020 fourth quarter and represented approximately 37% of segment revenues. Oil and gas operating margins were in the low single digits and were modestly impacted by integration costs associated with the ESG related energy storage systems manufacturer acquired during the quarter.

One-time Charges

Kirby’s 2021 fourth quarter results were impacted by a one-time deferred tax provision related to a change in Louisiana tax law. On November 13, 2021, the voters of the state of Louisiana approved a constitutional amendment that removed the corporate tax deduction for federal income taxes paid and lowered the corporate income tax rate from 8% to 7.5% effective January 1, 2022. The result of the amendment was an increase in the effective Louisiana state income tax rate, net of deduction for federal income tax, from 6.3% to 7.5%. As a result of the amendment, the Company recognized a one-time deferred tax provision of $5.7 million or $0.09 per share in the 2021 fourth quarter due to the remeasurement of the Company’s Louisiana and U.S. deferred tax assets and liabilities based on the new effective Louisiana state income tax rate.

Cash Generation

For the 2021 fourth quarter, EBITDA was $83.5 million compared with $81.3 million for the 2020 fourth quarter. During the quarter, net cash provided by operating activities was $41.2 million, and capital expenditures were $26.0 million. As of December 31, 2021, the Company had $34.8 million of cash and cash equivalents on the balance sheet and $888.5 million of liquidity available. Total debt was $1,163.4 million, reflecting a $305.2 million reduction compared to December 31, 2020, and the debt-to-capitalization ratio declined to 28.7%.

2022 Outlook

Commenting on the 2022 full year outlook, Mr. Grzebinski said, “After a very challenging year in 2021, we are encouraged by the strength of the ongoing economic recovery, the favorable outlook for inland barging and the oil and gas markets, and the continued growth in demand for our products and services. Although there are still some uncertainties surrounding the COVID-19 Omicron variant which are currently impacting our operations, we see strong momentum building and expect all of our businesses to deliver significantly improved financial results in 2022. As our markets rebound, we expect 2022 capital spending to increase, enabling our businesses to capitalize on growth opportunities and ensure safe, efficient and reliable operations. As always, we will continue to focus on costs and the balance sheet to drive strong cash flow from operations. We intend to use this cash flow to further pay down debt and to pursue attractive acquisition opportunities that may arise.”

In inland marine, 2022 guidance contemplates favorable market conditions with continued economic growth, increased volumes from new petrochemical plants, and minimal new barge construction across the industry. Barge utilization is expected to range between the high 80% and low 90% range, with improvements to the spot market, which currently represents approximately 35% of inland revenues. Term contracts that renewed lower during the first three quarters of 2021, but rebounded in the fourth quarter, should also reset higher during 2022 to reflect improved market conditions. Overall, inland revenues are expected to grow 10% to 15% year-on-year with steady growth throughout the year as business improves and contracts renew. However, growth in the first quarter is expected to be modest in the low single digit percentage range due to the impact of winter weather and the COVID-19 Omicron variant which is resulting in crewing challenges, lost revenue, and incremental costs. Operating margins are expected to range in the low double digits to the mid-teens during the year, with the first quarter being the lowest.

In coastal marine, customer demand is expected to modestly improve in 2022 as refined products and black oil transportation volumes continue to recover from the impact of the pandemic. However, pricing is expected to remain challenged due to underutilized barge capacity across the industry. During the year, Kirby’s coastal barge utilization is expected to be in the 90% range, driven primarily by modest improvement in the spot market and Kirby’s retirement of underutilized tank barges during the 2021 third quarter. For the full year, coastal revenues are expected to be down in the mid-single digits compared to 2021, with the impact of the Company’s exit from the Hawaii market and anticipated reductions in coal shipments being partially offset by improved spot market utilization. The first quarter is expected to be impacted by lost revenue and crewing issues related to the Omicron variant, and subsequent quarters are expected to be impacted by planned shipyard maintenance and ballast water treatment installations on certain vessels. Consequently, coastal operating margins during the year are expected to range between a slight loss in the low single digits to near breakeven.

In distribution and services, economic growth and strong oilfield fundamentals are expected to improve activity levels and contribute to a 30 to 40% year-over-year increase in revenues. In the oil and gas market, higher commodity prices and increasing well completions activity are expected to improve demand for products in the distribution business which include transmissions, service, and parts. In manufacturing, a heightened customer focus on sustainability and Kirby’s current backlog for environmentally friendly pressure pumping and e-frac power generation equipment is expected to result in significant revenue growth. However, due to ongoing supply chain issues, new equipment deliveries are expected to ramp slowly with the first quarter being the lowest of the year. In commercial and industrial, improving economic conditions and growth in key markets are expected to yield full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway. Overall, operating margins in distribution and services are expected to improve to the mid-single digits as the year progresses. First quarter operating margins are expected to be the lowest of the year and similar to or slightly below the 2021 fourth quarter due to the timing of projects and ongoing supply chain delays.

Kirby expects 2022 capital spending to range between $170 to $190 million. Approximately $5 million is associated with the construction of new inland towboats, and approximately $145 to $155 million is associated with maintenance capital and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $20 to $30 million largely relates to new machinery and equipment, facility improvements, and information technology projects in distribution and services and corporate. Overall, Kirby expects to generate net cash provided by operating activities of $400 million to $480 million, with free cash flow of $210 million to $310 million in 2022.

Mr. Grzebinski concluded, “2021 was a very challenging year for Kirby. The continued impacts of the COVID-19 pandemic and unprecedented weather events which shutdown the two largest refinery and petrochemical complexes in the U.S. ultimately contributed to weak markets and financial results across the Company. As we start 2022, despite continued uncertainty around COVID-19, for the first time in many years, marine transportation and distribution and services are both poised to deliver significant profitability improvement. In inland, customer demand continues to grow, barge utilization is strong, and the price environment is improving. With limited new supply on the horizon, we believe the inland business is well-positioned for a multi-year upcycle. In coastal, although the market still has some challenges, we have taken necessary steps to improve future profitability by retiring underutilized vessels and exiting unprofitable markets. And finally, in distribution and services, economic activity and market share growth is driving up demand for our commercial and industrial products and services. In oil and gas, our environmentally friendly oilfield and power generation equipment continues to attract significant customer demand, resulting in considerable growth in new orders. Overall, the outlook for Kirby is bright, and we are excited about the coming year and the earnings growth potential that lies ahead.”

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, January 27, 2022, to discuss the 2021 fourth quarter performance as well as the outlook for 2022. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 1878827. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2020 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2020.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2021	2020	2021	2020
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$350,566	$299,419	$1,322,918	$1,404,265
Distribution and services	240,700	190,337	923,742	767,143
Total revenues	591,266	489,756	2,246,660	2,171,408

Costs and expenses:
Costs of sales and operating expenses	433,923	342,947	1,652,961	1,510,818
Selling, general and administrative	68,477	58,860	266,911	258,272
Taxes, other than on income	7,710	8,452	36,251	42,000
Depreciation and amortization	50,234	54,854	213,718	219,921
Impairments and other charges	—	—	340,713	561,274
Gain on disposition of assets	(679)	(131)	(5,761)	(118)
Total costs and expenses	559,665	464,982	2,504,793	2,592,167
Operating income (loss)	31,601	24,774	(258,133)	(420,759)
Other income	1,855	1,962	10,001	8,147
Interest expense	(10,297)	(11,423)	(42,469)	(48,739)
Earnings (loss) before taxes on income	23,159	15,313	(290,601)	(461,351)
(Provision) benefit for taxes on income	(12,010)	7,102	43,830	189,759
Net earnings (loss)	11,149	22,415	(246,771)	(271,592)
Net earnings attributable to noncontrolling interests	(188)	(211)	(183)	(954)
Net earnings (loss) attributable to Kirby	$10,961	$22,204	$(246,954)	$(272,546)
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.18	$0.37	$(4.11)	$(4.55)
Diluted	$0.18	$0.37	$(4.11)	$(4.55)
Common stock outstanding (in thousands):
Basic	60,080	59,937	60,053	59,912
Diluted	60,311	59,975	60,053	59,912

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings (loss) attributable to Kirby	$10,961	$22,204	$(246,954)	$(272,546)
Interest expense	10,297	11,423	42,469	48,739
Provision (benefit) for taxes on income	12,010	(7,102)	(43,830)	(189,759)
Impairment of long-lived assets	—	—	121,661	165,304
Impairment of goodwill	—	—	219,052	387,970
Depreciation and amortization	50,234	54,854	213,718	219,921
	$83,502	$81,379	$306,116	$359,629

Capital expenditures	$26,047	$18,814	$98,015	$148,185
Acquisitions of businesses and marine equipment	$1,645	$6,200	$9,115	$354,972

	December 31,
	2021	2020
	(unaudited, $ in thousands)
Cash and cash equivalents	$34,813	$80,338
Long-term debt, including current portion	$1,163,367	$1,468,586
Total equity	$2,888,782	$3,087,553
Debt to capitalization ratio	28.7%	32.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Marine transportation revenues	$350,566	$299,419	$1,322,918	$1,404,265

Costs and expenses:
Costs of sales and operating expenses	243,063	189,196	924,380	907,119
Selling, general and administrative	30,703	25,888	119,017	111,182
Taxes, other than on income	6,699	7,676	30,527	35,528
Depreciation and amortization	44,419	47,503	185,979	186,798
Total costs and expenses	324,884	270,263	1,259,903	1,240,627

Operating income	$25,682	$29,156	$63,015	$163,638
Operating margin	7.3%	9.7%	4.8%	11.7%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Distribution and services revenues	$240,700	$190,337	$923,742	$767,143

Costs and expenses:
Costs of sales and operating expenses	191,755	154,290	728,855	604,238
Selling, general and administrative	36,623	32,154	141,100	140,449
Taxes, other than on income	987	756	5,607	6,392
Depreciation and amortization	3,834	6,003	20,573	28,255
Total costs and expenses	233,199	193,203	896,135	779,334

Operating income (loss)	$7,501	$(2,866)	$27,607	$(12,191)
Operating margin	3.1%	(1.5)%	3.0%	(1.6)%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2021	2020	2021	2020
	(unaudited, $ in thousands)
General corporate expenses	$2,261	$1,647	$13,803	$11,050

Impairment of long-lived assets	$—	$—	$121,661	$165,304

Impairment of goodwill	$—	$—	$219,052	$387,970

Inventory write-downs	$—	$—	$—	$8,000

Gain on disposition of assets	$(679)	$(131)	$(5,761)	$(118)

ONE TIME CHARGES AND BENEFITS

The 2021 fourth quarter and full year and 2020 full year GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2021			Full Year 2021
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings (loss)	$23.2	$11.0	$0.18	$(290.6)	$(247.0)	$(4.11)
Impairments and other charges	—	—	—	340.7	275.0	4.58
Louisiana tax law change	—	5.7	0.09	—	5.7	0.09
Earnings, excluding one-time items(2)	$23.2	$16.7	$0.27	$50.1	$33.7	$0.56

	Full Year 2020
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP loss	$(461.4)	$(272.5)	$(4.55)
Impairments and other charges	561.3	433.3	7.24
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$99.9	$110.0	$1.84

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Fourth Quarter		Year
	2021	2020(3)	2021	2020(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$41.2	$85.1	$321.6	$444.9
Less: Capital expenditures	(26.0)	(18.8)	(98.0)	(148.2)
Free cash flow(2)	$15.2	$66.3	$223.6	$296.7

	FY 2022 Projection
	Low	High
	(unaudited, $ in millions)
Net cash provided by operating activities	$400.0	$480.0
Less: Capital expenditures	(190.0)	(170.0)
Free cash flow(2)	$210.0	$310.0

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2021	2020	2021	2020
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,844	2,905	13,696	13,006
Revenue/Ton Mile (cents/tm) (5)	7.1	7.8	7.3	8.4
Towboats operated (average) (6)	255	248	250	287
Delay Days (7)	2,330	1,768	9,605	10,408
Average cost per gallon of fuel consumed	$2.51	$1.20	$2.13	$1.41

Barges (active):
Inland tank barges			1,025	1,066
Coastal tank barges			31	44
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			22.9	24.1
Coastal tank barges			3.1	4.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2020 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2021 inland marine transportation revenues of $271,315,000 divided by 3,844,000,000 inland marine transportation ton miles = 7.1 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.